Exhibit 99.1

EDAC Technologies Revises Facility Relocation Plan

- Purchases World-class Pratt & Whitney Manufacturing Facility in Cheshire, CT

- Accepts Offer to Sell Recently-Acquired Plainville Facility

FARMINGTON, Conn., July 2, 2012 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, announced today that it has revised its facility relocation plan and has purchased a 293,000 square foot manufacturing facility located in Cheshire, Conn. from United Technologies Corporation.    EDAC will consolidate all of its Connecticut operations into the new location. The purchase price for the Cheshire facility is $8.2 million.  This is in lieu of EDAC’s previous plan to relocate a portion of its operations to a recently-purchased facility in Plainville, Conn.

In a related announcement, EDAC reported that it has accepted an offer to sell the Plainville facility to a real estate development firm, which intends to redevelop the site.

“We reacted quickly to the opportunity to purchase UTC’s Pratt & Whitney Cheshire facility, which is world-class in every respect,” said Dominick A. Pagano, EDAC’s President and Chief Executive Officer. “Sited on 50-acre campus, the significantly larger Cheshire facility is already equipped with the advanced manufacturing infrastructure to support our type of operations and projected future growth.  As a result, the total cost of the Cheshire facility will be well below the combined purchase price and capital improvement/expansion budget for Plainville.”

“We initiated our facility relocation plan earlier this year to alleviate current capacity constraints and facilitate the production ramp-up required to support our strong and growing backlog. Consolidating all of our Connecticut operations into one large and optimally configured facility will enable us to continue to add state-of-the-art manufacturing equipment and to deploy lean processes, cellular manufacturing, and an integrated ‘center of excellence‘ approach – thereby further improving our efficiency company-wide,” Mr. Pagano noted.

The Cheshire property was formerly a Pratt & Whitney aerospace engine repair facility built in 1979 and substantially upgraded in 1991.  The site is within 12 to 15 miles of EDAC’s existing Connecticut facilities. EDAC will relocate all its Connecticut operations currently housed in six separate buildings in Farmington and Newington, including its aerospace product lines and the APEX Machine Tool and EDAC Machinery product lines. The Company plans to begin implementing its facility integration plan immediately, with completion slated for the end of 2013.

The purchase of the Cheshire property was financed by a mortgage loan with TD Bank N.A. on the property. The Company expects to recoup a significant part of the purchase price from the net proceeds of the eventual sale of all its existing Connecticut properties, including the sale of the Plainville property.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets.  In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines.  Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.  EDAC’s recent acquisition of EBTEC Corporation expands its services to the aerospace and industrial markets to include electron beam welding, laser welding, laser cutting and laser drilling, EDM, vacuum heat treating and abrasive waterjet cutting as well as expanding its markets to include semiconductors and medical devices.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company's products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company's competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:         EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186